Exhibit 99.1

Emerald Oil Closes Sale of Certain Non-Operated Assets

DENVER, CO – January 12, 2016 --- On January 11, 2016, Emerald Oil, Inc. (the “Company”) and two of its wholly owned subsidiaries closed the sale of a portion of the Company’s undeveloped leaseholds in Montana and North Dakota, consisting of approximately 9,750 net acres, as well as certain production from non-operated wells, for $9.75 million. The Company used all proceeds to repay outstanding borrowings under the Company’s revolving credit facility.

About Emerald

Emerald is an independent exploration and production operator that is focused on acquiring acreage and developing wells in the Williston Basin of North Dakota and Montana, targeting the Bakken and Three Forks shale oil formations and Pronghorn sand oil formation. Emerald is based in Denver, Colorado. More information about Emerald can be found at www.emeraldoil.com.

Corporate Contact:

Emerald Oil, Inc.

Mitch Ayer

Vice President - Finance & Investor Relations

(303) 595-5600

info@emeraldoil.com

www.emeraldoil.com